FOR IMMEDIATE RELEASE	CONTACT
Kyle Stults Investor Relations (410) 740-0081 kstults@martek.com

MARTEK ANNOUNCES SECOND QUARTER 2008 FINANCIAL RESULTS

Second Quarter Highlights:

•	Record revenues of $90.7 million, up 18% from the prior year’s second quarter

•	Earnings per share of $0.28, an increase of approximately 87% over last year’s second quarter

•	Operating cash flow of $23.6 million (Year-to-date operating cash flow of $38.8 million)

•	Launch of eight new food and beverage and four new nutritional supplement products containing life’sDHA™

COLUMBIA, Md., June 4, 2008 — Martek Biosciences Corporation (NASDAQ:MATK) today announced its financial results for the second quarter of fiscal 2008. Revenues for the second quarter were $90.7 million, up 18% from $76.7 million in the second quarter of fiscal 2007. Net income was $9.2 million, or $0.28 per diluted share, for the second quarter of fiscal 2008 compared with $4.9 million, or $0.15 per diluted share, in last year’s second quarter.

Commenting on the quarter, Chief Executive Officer Steve Dubin said, “Martek’s strong second quarter results reflect the continued execution of the Company’s business plan. Martek’s core infant formula business grew, especially overseas, and solid revenue increases were seen in non-infant formula markets. Interest from food, beverage and supplements companies in our nutritional oils continues to grow which should lead to further expansion of our non-infant formula business. In addition, advancements continue in the development of both new applications for life’sDHA™ as well as new products to support Martek’s long-term growth.”

Second Quarter and Year-to-Date Revenue Summary

Product sales in the second quarter of fiscal 2008 increased 21% over the second quarter of fiscal 2007 to $87.9 million. Product sales in fiscal 2008 year-to-date increased 20% over fiscal 2007 year-to-date to $166.5 million. These increases reflect continued strong demand from Martek’s U.S. and international infant formula customers, the launch of new and the growth of existing food and beverage products containing life’sDHA™ and the Company’s increased penetration into its other non-infant formula nutritional markets. Sales to the infant formula market in the second quarter of fiscal 2008 were approximately $3 million above the high-end of the guidance previously provided by the Company primarily due to the production timing and related product ordering patterns of several large customers.

Following is a breakdown of product sales by market for the second quarter and year-to-date periods (in thousands):

	Three months ended April 30,			Six months ended April 30,
			%			%
	2008	2007	incr	2008	2007	incr (decr)
Infant formula market	$78,390	$65,929	19%	$148,668	$126,781	17%
Food and beverage market	3,172	1,147	177%	5,267	1,868	182%
Pregnancy and nursing, nutritional supplements and animal feeds	5,113	4,176	22%	10,405	8,149	28%
Non-nutritional products	1,200	1,084	11%	2,144	2,250	(5%)

Total product sales	$87,875	$72,336	21%	$166,484	$139,048	20%

New products launched during the second quarter co-branded with the Martek life’sDHA™ logo include:

Food and Beverage Products

•	Challenge Spreadable Butter with life’sDHA™ (United States)

•	WhiteWave Foods’ Rachel’s® Wickedly Delicious Yogurt with life’sDHA™ (new flavors in the United States)

•	Plum Organics’ baby food with life’sDHA™ (United States)

•	Soyaworld’s So Good Omega DHA Soymilk with life’sDHA™ (Canada)

•	Maverick Brands’ Sunkist Naturals Glorious Greens Smoothie with life’sDHA™ (United States)

•	National Foods’ Berri Australian Fresh Omega-3 for Heart & Mind juice-blend with life’sDHA (Australia)

•	Bimbo Bakeries’ Oroweat 9 Grain Bread with life’sDHA™ (United States)

•	Canada Bread Company’s Dempster’s Smart™ 100% Whole Grain Wheat Bread with life’sDHA™ (Canada)

Nutritional Supplement Products

•	Spectrum Organics’ Spectrum Essentials Vegetarian DHA with life’sDHA™ (United States)

•	Flora’s Bija — Udo’s Choice DHA Omega-3 Truffles with life’sDHA™ (Canada)

•	Flora’s Udo’s Choice Unrefined Algae DHA Vegetarian Softgel with life’sDHA™ (Canada)

•	Source-Omega’s Pure One Optimized Omega-3 with life’sDHA™ (United States)

Contract manufacturing sales in the second quarter totaled $2.9 million, compared with $4.4 million a year ago, and in the year-to-date period totaled $7.1 million, compared with $7.9 million in the prior year. The decline in contract manufacturing revenues resulted from the Company’s decision to narrow its contract manufacturing services to include only products with expected reasonable profit margins or those that the Company believes could have a strategic fit in the future.

Gross Margin and Operating Expenses

Overall gross margin for the second quarter of fiscal 2008 was 41.2%, essentially unchanged from the 41.1% gross margin realized in the first quarter of 2008, but a significant increase over the 34.8% gross margin realized in the second quarter of fiscal 2007. The gross profit margin improvement from last year’s second quarter resulted from DHA productivity gains at Martek’s manufacturing facilities, as well as reductions in ARA costs.  Contract manufacturing gross margins were slightly lower than anticipated, but Martek believes that such margins will improve in the third quarter and contract manufacturing margins for the full fiscal year 2008 will be between 5% and 10%.

Research and development expenses in the second quarter of fiscal 2008 were $6.8 million, or approximately 8% of revenue which is similar to prior year levels. The Company’s research and development efforts continue to focus on developing new food and beverage applications for life’sDHA™, broadening the scientific evidence supporting the benefits of life’sDHA™ throughout life, improving manufacturing processes and developing new products to expand the Company’s market offerings. In the future, the Company expects to experience quarter-to-quarter fluctuations in research and development expenses primarily due to the timing of outside services, including third-party clinical trial services. The Company anticipates that its research and development spend for the full fiscal year 2008 will also approximate 8% of revenue.

During the second quarter of fiscal 2008, selling, general and administrative expenses were $14.2 million, within the range of the second quarter estimates previously provided. As a percentage of revenue, the Company’s selling, general and administrative expenses were 15.7%, consistent with the first quarter. For the full fiscal year 2008, the Company expects S,G & A as a percentage of revenue to be near 16%, compared to 14.6% in fiscal 2007. The spending increase from fiscal 2007 relates primarily to the Company’s continued investment in new personnel required to support growth, expansion of marketing efforts designed to increase sales in both infant formula and non-infant formula markets as well as projected increases in the variable component of Company-wide compensation resulting from Martek’s improved overall financial performance.

Liquidity

For the six months ended April 30, 2008, the Company generated $38.8 million of cash from operating activities with the second quarter providing $23.6 million of this total primarily through strong profits. At the end of the quarter, Martek had $44.7 million in cash and cash equivalents and had the entire balance of its long-term revolving credit facility ($135 million) available for future borrowing. Excluded from the Company’s cash balance at quarter-end are “AAA” rated, long-term auction rate security investments valued at $14.7 million. During the second quarter, Martek recorded an approximately $800,000 unrealized loss on such investments in other comprehensive income reflecting the decline, which is expected to be temporary, in the estimated fair value of these securities due primarily to lack of current liquidity.

Inventory levels are approximately $3 million higher than amounts at October 31, 2007 due to the timing of the Company’s ARA purchases from DSM, Martek’s ARA supplier. The Company anticipates that overall inventory levels at year-end will ultimately be lower than such prior year-end amounts, further contributing to the projected improved cash flow generation during the second half of fiscal 2008.

Significant Recent Events

•	New Alliance formed with Dow AgroSciences – In May 2008, Martek announced the signing of a collaborative agreement with Dow AgroSciences LLC to jointly develop and commercialize a canola seed that produces the omega-3 fatty acid, DHA. Under the terms of the agreement, Martek and Dow AgroSciences will co-develop the canola seed for the purpose of producing a DHA-rich canola oil. The companies anticipate a multi-year effort to produce this new healthy oil, which when commercialized will be marketed to the food industry.

•	New Data Published on Benefits of DHA – The benefits of DHA supplementation were recently discussed in several publications:

•	A study published in the American Journal of Clinical Nutrition (March 2008) examined visual acuity in infants whose mothers received DHA supplementation during pregnancy. In this randomized control trial, pregnant women were either supplemented with 400mg DHA per day or given placebo during their second and third trimester and infant visual acuity was measured in the children at 60 days of age. The results of the study showed that infants from mothers who received DHA supplementation exhibited a better visual response than those from mothers who received placebo. Martek’s life’sDHA™ was used in this study.

•	A report published in the Journal of Pediatrics (March 2008) evaluating the role of polyunsaturated fatty acids on infant development indicated that higher cord blood DHA was associated with longer gestation and better visual acuity and cognitive function in these infants. The authors note the importance of DHA during the third trimester of pregnancy.

•	A study published in the journal Pediatrics (June 2008) evaluated the effect of enriching human milk with DHA and ARA to be fed to premature infants. In this randomized, double-blind, placebo-controlled study, 141 premature infants received either an added 32mg of DHA plus 31mg ARA or placebo per 100ml human milk. The intervention began one week after birth and continued until hospital discharge (nine weeks on average). The results showed that infants receiving the DHA/ARA enriched human milk demonstrated better recognition memory and had higher problem solving scores at six months than the non-enriched milk group. Martek’s life’sDHA™ was used in this study.

Management Outlook

As previously discussed by the Company, revenue for the third quarter of fiscal 2008 is expected to be lower than that for the second quarter of fiscal 2008 due to the production timing and related product ordering patterns of several large customers. Accordingly, Martek expects total revenues for the third quarter of fiscal 2008 to be between $85 million and $88 million. Third quarter infant formula revenue is projected to be between $71 million and $73 million; third quarter non-infant formula nutritional revenue is projected to be between $9 million and $10 million and third quarter contract manufacturing revenue is projected to be between $3.5 million and $4 million. Net income for the third quarter is projected to be between $7.6 million and $8.3 million, and diluted earnings per share are projected to be between $0.23 and $0.25.

Third quarter gross margin is expected to be approximately 41% with some improvement expected in the fourth quarter.

For the full fiscal year 2008, the Company expects revenues to be between $344 million and $350 million, a projected increase over fiscal 2007 of between 12% and 14%, with growth coming from all major product markets, including infant formula revenue where growth from the prior year is expected to be between 9% and 11%, slightly higher than previously estimated. Net income for the full fiscal year 2008 is projected to be between $33.6 million and $35.0 million, and diluted earnings per share are projected to be between $1.01 and $1.05.

Investor Conference Call Webcast

Martek will host a conference call and Webcast for investors to review its second quarter results and fiscal 2008 outlook at 4:45 p.m. Eastern Time on Wednesday, June 4, 2008. Access to the live audio Webcast is available through Martek’s website at http://investors.martek.com. The webcast will be available for replay through the close of business on July 4, 2008.

General

Sections of this release contain forward-looking statements concerning, among other things: (1) Martek’s expectations regarding future revenue growth in and customer demand from the infant formula, pregnancy and nursing, nutritional supplements and food and beverage markets; (2) its expectations regarding revenues, profitability, cash flows from operations and changes in inventory levels during fiscal 2008; (3) statements regarding specific revenue, gross margin, operating expense and income expectations for the third quarter of and full year fiscal 2008; and (4) its expectations regarding launches by customers of products containing Martek’s life’sDHA™. Furthermore, Martek’s operating results are subject to quarter-to-quarter fluctuations, some of which may be significant. The forward-looking statements noted above are based upon numerous assumptions which Martek cannot control and involve risks and uncertainties that could cause actual results to differ. These statements should be understood in light of the risk factors and cautionary statements set forth herein and in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, Part I, Item 1A of the Company’s Form 10-K for the fiscal year ended October 31, 2007 and other filed reports on Form 10-K, Form 10-Q and Form 8-K.

About Martek

Martek Biosciences Corporation (NASDAQ:MATK) is a leader in the innovation and development of omega-3 DHA products that promote health and wellness through every stage of life. The Company produces life’sDHA™, a vegetarian source of the omega-3 fatty acid DHA (docosahexaenoic acid), for use in foods, infant formula and supplements, and life’sARA™ (arachidonic acid), an omega-6 fatty acid, for use in infant formula. For more information on Martek Biosciences, visit www.martek.com.

MARTEK BIOSCIENCES CORPORATION
Summary Consolidated Financial Information
(Unaudited — $ in thousands, except per share data)

Condensed Consolidated Statements of Income Data

	Three months ended April 30,		Six months ended April 30,
	2008	2007	2008	2007
Revenues:
Product sales	$87,875	$72,336	$166,484	$139,048
Contract manufacturing sales	2,851	4,350	7,123	7,899

Total revenues	90,726	76,686	173,607	146,947

Cost of revenues:
Cost of product sales	50,579	45,817	95,676	88,786
Cost of contract manufacturing sales	2,764	4,192	6,452	7,615

Total cost of revenues	53,343	50,009	102,128	96,401

Gross margin	37,383	26,677	71,479	50,546

Operating expenses:
Research and development	6,819	6,033	12,800	11,975
Selling, general and administrative	14,234	10,488	27,215	21,120
Amortization of intangible assets	1,877	1,373	3,556	2,919
Restructuring charge	—	83	—	601
Other operating expenses	96	623	249	1,096

Total operating expenses	23,026	18,600	43,820	37,711

Income from operations	14,357	8,077	27,659	12,835
Interest income (expense) and other, net	309	(433)	526	(874)

Income before income tax provision	14,666	7,644	28,185	11,961
Income tax provision	5,464	2,775	10,314	4,342

Net income	$9,202	$4,869	$17,871	$7,619

Basic earnings per share	$0.28	$0.15	$0.54	$0.24

Diluted earnings per share	$0.28	$0.15	$0.54	$0.23

Shares used in computing basic earnings per share	32,916	32,239	32,830	32,209
Shares used in computing diluted earnings per share	33,231	32,442	33,151	32,430

Unaudited Condensed Consolidated Balance Sheets Data

	April 30,	October 31,
	2008	2007
Assets:
Cash and cash equivalents	$44,656	$16,973
Short-term investments	—	4,675
Accounts receivable, net	44,593	41,643
Inventories, net	112,521	109,409
Other current assets	5,221	8,237
Property, plant and equipment, net	270,530	277,915
Deferred tax asset	43,395	51,306
Long-term auction rate security investments	14,701	—
Goodwill and other, net	84,798	86,537

Total assets	$620,415	$596,695

Liabilities and stockholders’ equity:
Current liabilities	$43,219	$46,141
Non-current liabilities	10,748	18,827
Stockholders' equity	566,448	531,727

Total liabilities and stockholders’ equity	$620,415	$596,695

Unaudited Condensed Consolidated Cash Flow Data

	Six months	ended April 30,
	2008	2007
Operating activities:
Net income	$17,871	$7,619
Non-cash items	24,464	18,067
Changes in operating assets and liabilities, net	(3,579)	(17,896)

Net cash provided by operating activities	38,756	7,790

Investing activities:
(Purchase) sale of investments and marketable securities, net	(10,850)	6,850
Expenditures for property, plant and equipment	(3,576)	(3,059)
Repurchase of sale-leaseback equipment	—	(3,910)
Capitalization of intangible assets	(2,165)	(3,929)

Net cash used in investing activities	(16,591)	(4,048)

Financing activities:
Repayments of notes payable and other long-term obligations, net	(426)	(505)
Repayments under revolving credit facility, net	—	(5,000)
Proceeds from stock option exercises and other, net	5,944	1,903

Net cash provided by (used in) financing activities	5,518	(3,602)

Net change in cash, cash equivalents	27,683	140
Cash and cash equivalents, beginning of period	16,973	15,578

Cash and cash equivalents, end of period	$44,656	$15,718